Contract No.: [2016] -00055

Contract of Advertising Release

Party A: Shang Rao City Yi Lu Tong Limited Company

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

May 15, 2016

Party A: Shang Rao City Yi Lu Tong Limited Company

Address: 304, Building A, No. 87 (Information Service Industrial Park), Zhimin Street, Xinzhou District, Shangrao, Jiangxi

Contact person: Li Hui

Tel: 0571-87397586

Postal code: 334000

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Address: 19F, Yamai International Center, No.7, Middle Hong Kong Road, Shinan District, Qingdao

Contact person: Yao Zhen

Tel.: 18660237666

Company Fax:

Postal code: 310051

Based on the principle of fairness, justice, reciprocity and mutual benefit, through friendly negotiation, Party A and Party B voluntarily enter into this contract concerning the relevant matters of advertising issuance on the union member website of Party A entrusted by Party B after full negotiation so as to abide by and implement it.

The contract concluded shall be listed below:

I. Matters of Advertising Release Service

1. Service content

(1) Release form: Experience advertising

(2) Term of contract: from May 20, 2016 to May 19, 2017

(3) During the release period under this contract, if Party B has a newly-increased advertisement release item, it is only needed to sign the “Attachment of Kuailezhuanwang Advertising Release Contract”; and there is no need to sign the text of this contract again;

2. Payment terms, details and ways of cooperation: please see the attached table “Attachment of Kuailezhuanwang Advertising Release Contract”

3. Before the starting date of release stipulated in this contract, Party B shall pay the current advertising expense by transfer or other forms. Please see “Attachment of Kuailezhuanwang Advertising Release Contract” for the specific total amount.

4. The information of receiving bank account of Party A shall be listed below:

Account name: Shang Rao City Yi Lu Tong Limited Company

Opening bank: Business Department of Shangrao Branch of China Merchants Bank

Account No.: 793900061510803

II. Legal Statement

Party A and Party B shall declare and guarantee that from the day of signing and enforcement of this contract:

1. Both parties shall be entitled to conduct the transaction under this contract and such transaction shall meet the provisions of the scope of business;

2. Both parties shall be entitled to conclude the contract with full power and carry out their respective obligations under this contract;

3. The authorized representative of each party has obtained full authorization and can sign this contract on behalf of each party;

4. So far as each party knows, one party has disclosed all the documents which may have a great adverse impact on the performance of the obligations under this contract issued by the registration place or the government of the place of business to the other party;

5. This contract shall come into effect as of the signing date of both parties.

6. From the effective date, this contract is legally binding upon both parties.

7. Each party shall guarantee that the signing and performance of the contract and the business transaction planned according to this contract shall not be in violation of the law of China in any way.

III. Obligations of Party A

1. Party A shall be responsible for conducting the advertisement release management on the platform of Party A for Party B according to the provisions of this contract.

2. Party A shall be responsible for the management and supervision of the advertisement website.

3. Party A shall guarantee that it shall provide consulting service for Party B in normal working hours (9: 00 to 17: 30) during the period of on-line advertising putting.

4. Party A shall keep the business secrets of Party B. After the termination of this contract, Party A shall also have an obligation to keep the business technical intelligence and data of Party B confidential.

IV. Obligations of Party B

1. Party B shall settle and pay the advertising expenses in accordance with the provisions of this contract. If Party B fails to pay the advertising expenses in time, Party A has the right to stop its advertisement and shall be entitled to pursue Party B’s legal liability.

2. Party B shall guarantee that it shall cooperate with Party A to carry out advertising pricing or conduct statistics of the relevant technical changes and shall guarantee the normal running and stability of the website of Party B within the term of the contract.

3. Party B shall guarantee the truthfulness and fairness of the data generated and registered by it or the turnover. The false data shall not be returned.

4. Party B has the obligation to provide Party A with the proof of real data or open the background for the inquiry of Party A.

5. Party B cannot return the data in real time due to technical problems to Party A for inquiry, so the forms shall be returned subsequently for the offering of inquiry. The data return period shall not exceed three working days. If is required to return again due to the return error, the return cycle shall not exceed one working day (excluding the extension of the data return caused by the force majeure).

6. Party B shall ensure that the promotion of the Internet advertising content does not contain the following contents:

√ Reactionary, slanderous, pornographic, obscene, slander or other illegal contents stated by the law of China;

√ Violation of intellectual property rights or other rights of any third party (including but not limited to copyright, patents, trademarks, trade secrets and technical secrets, etc.);

√ Violation of the public image or privacy of any third party;

√ Party B guarantees that the linked picture documents provided by Party B are in conformity with the provisions of the advertising law;

√ The contents shall not be included other laws and regulations.

7. Party B shall keep the confidential secrets of Party A. Without the permission of Party A, Party B shall not arbitrarily disclose the cooperation contents of both parties and the contract terms to the third party. After the termination of this contract, Party A shall also have an obligation to keep the business technical intelligence and data of Party B confidential.

V. Confirmation of Advertising Expenses

1. Both parties confirmed that the behavior data provided by the statistical platform of Party B shall prevail. And the data returned shall not be corrected again.

2. Party B shall pay the advance payment by bank transfer within three days before the release of the current advertisement. See “Attachment of Kuailezhuanwang Advertising Release Contract” for the specific amount.

3. Party A shall send the invoice to Party B within three working days after the receipt of the advance payment.

4. All the advance payment for cooperation shall be the cost of all advertisement put on the platform of Party A by Party B. The item is not put in separately for some specific advertisement.

VI. Party A and Party B’s Liability for Breach of Contract

If any party breaches the obligations stipulated in this contract, the other party shall promptly notify the party in breach, and both parties shall settle it through friendly negotiation. If the defaulting party continues to default or refuses to perform its obligations, in addition to the compensation obtained from the default party for all the losses caused therefrom, the non-breaching party shall be entitled to terminate this contract in advance.

1. If one party fails to perform the obligations according to the provisions of the contract, the party in breach shall pay the liquidated damages for its delay in performance every day to the observant party according to 0.3 percent of the contract amount from the date of default.

2. If Party B fails to return the data to Party A within the time limit stipulated in this contract, Party A shall have the right to suspend Party B’s advertisement to Party B to complete the data return after two working days.

3. If Party B fails to release advertisement of Party A in the short term due to attacks, earthquakes, fires, wars and other unexpected factors suffered on the server, Party B shall notify Party A about it within 24 hours of the accident, and after returned to normal, the release term shall be extended unconditionally.

4. Both parties are at fault, which shall be based on the actual fault of the parties, and both parties shall bear the responsibility of default respectively.

VII. Termination of Contract

If any of the following circumstances occurs, the contract may be terminated.

1. In terms one to six provided in the event of termination, the other party may terminate this contract voluntarily;

2. If Party A fails to release advertisement for Party B timely due to force majeure. If this situation continues for more than 30 days, either party shall be entitled to give a written notice of the termination of the contract;

3. In which either Party A and Party B declares bankruptcy or enters into liquidation or dissolution procedures;

4. Termination stipulated by other laws and regulations;

5. The termination of this contract does not affect the settlement and payment obligations under this contract.

VIII. Disputes and Settlement Agreement

1. Disputes arising from the interpretation and execution of this contract shall be settled through friendly negotiation or mediation by a neutral third party.

2. If the dispute cannot be settled or negotiated by agreement, either party may submit the relevant dispute to the people’s court where Party B is located for proceeding resolution.

IX. Miscellaneous

This contract shall enter into force from the date on which the two parties sign and seal (both written form and electronic scanning form shall be valid). For the data released by both parties, the payment amount shall be subject to the provisions of the schedule to the contract. At the same time, both parties shall keep all of the contents of the contract confidential. Without the consent of the other party, one party shall not disclose any form of this contract to any third party; if the leak case is found, both parties have the responsibility to pursue their legal liability.

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Party A:Shang Rao City Yi Lu Tong Limited Company	Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.
Authorized representative: Li Hui	Authorized representative: Yao Zhen
Tel: 15024425048	Tel: 18660237666
(Seal of organization)	(Seal of organization)
Date of signing: May 15, 2016	Date of signing: May 15, 2016